Exhibit 99.1

Contact: Amy Agallar (414) 347-3706 investor.relations@sensient.com

Sensient Technologies Corporation
Reports Results for the Quarter Ended December 31, 2023

MILWAUKEE— February 8, 2024 — Sensient Technologies Corporation (NYSE: SXT), a leading provider of flavors and colors for the food, pharmaceutical, and personal care markets, today reported financial results for the fourth quarter ended December 31, 2023. The Company also announced its Portfolio Optimization Plan, pending changes to its officer group, as well as a nominee for election to its Board of Directors at its 2024 annual meeting of shareholders.

Fourth Quarter Consolidated Results

•	Reported revenue increased 0.2% to $349.3 million in the fourth quarter of 2023 versus last year’s fourth quarter results of $348.7 million. On a local currency basis(1), revenue decreased 1.8%.

•
Reported operating income declined 80.4% to $8.1 million compared to $41.2 million recorded in the fourth quarter of 2022. In the fourth quarter of 2023, the Company recorded $27.8 million of costs, primarily non-cash, related to its recently enacted Portfolio Optimization Plan. Adjusted local currency operating income(1) and local currency adjusted EBITDA(1) decreased 9.6% and 8.5%, respectively, in the fourth quarter, with each decreasing as a result of lower sales volumes.

•
Reported earnings per share was a loss of 14 cents in the fourth quarter of 2023 compared to income of 69 cents in the fourth quarter of 2022. Adjusted local currency EPS(1) decreased 23.4% in the fourth quarter as a result of lower sales volumes and higher interest expense.

 “As expected, 2023 was a transitional year for the market and Sensient as inflation and destocking provided significant headwinds. I expect a better environment in 2024 with a return to volume growth and continuation of our strong sales win rate. Concurrently, we are proactively reducing costs through a Portfolio Optimization Plan that we expect to provide significant cost savings. Overall, I am optimistic about 2024,” said Paul Manning, Sensient’s Chairman, President, and Chief Executive Officer.

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Sensient Technologies Corporation Earnings Release – Quarter Ended December 31, 2023 February 8, 2024	Page 2
Fourth Quarter Group Results

	Reported		Local Currency(1)
Revenue	Quarter	Year-to-Date	Quarter	Year-to-Date
Flavors & Extracts	2.3%	0.4%	0.4%	-0.8%
Color	-4.4%	0.7%	-7.0%	-0.9%
Asia Pacific	-3.9%	1.7%	-4.6%	3.5%
Total Revenue	0.2%	1.4%	-1.8%	0.3%

	Reported		Adjusted Local Currency(1)
Operating Profit	Quarter	Year-to-Date	Quarter	Year-to-Date
Flavors & Extracts	-16.0%	-16.7%	-16.6%	-17.3%
Color	-13.2%	-8.1%	-16.2%	-9.6%
Asia Pacific	-11.0%	4.4%	-11.9%	6.3%
Total Operating Profit	-80.4%	-21.2%	-9.6%	-6.8%

The Flavors & Extracts Group reported fourth quarter 2023 revenue of $182.9 million, an increase of $4.0 million versus the prior year’s fourth quarter. The Group’s revenue benefited from favorable pricing and exchange rates, partially offset by lower volumes, primarily due to customer destocking and market declines in certain product lines. Segment operating income was $18.1 million in the fourth quarter of 2023, a decrease of $3.4 million compared to the prior year’s fourth quarter. The lower operating income was primarily due to the lower volumes and higher input costs, partially offset by favorable pricing.

The Color Group reported revenue of $141.4 million in the fourth quarter of 2023, a decrease of $6.4 million compared to the prior year’s fourth quarter. The Group’s revenue was negatively impacted by lower volumes in both the food and pharmaceutical and personal care product lines, primarily due to customer destocking and market declines in certain product lines, partially offset by higher pricing and favorable exchange rates. Segment operating income was $21.3 million in the fourth quarter of 2023, a decrease of $3.2 million compared to the prior year’s fourth quarter results. The lower operating income is primarily a result of the lower volumes and higher input costs, partially offset by favorable pricing and exchange rates.

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Sensient Technologies Corporation Earnings Release – Quarter Ended December 31, 2023 February 8, 2024	Page 3
The Asia Pacific Group reported revenue of $33.2 million in the fourth quarter of 2023, a decrease of $1.4 million compared to the prior year’s fourth quarter. The Group’s revenue was negatively impacted by lower volumes, partially offset by favorable pricing. Segment operating income was $5.9 million in the quarter, a decrease of $0.7 million compared to the prior year’s fourth quarter. The lower operating income is primarily a result of the lower volumes and higher input costs, partially offset by favorable pricing.

Corporate & Other reported operating expenses of $37.2 million in the fourth quarter of 2023, compared to $11.5 million of operating expenses reported in the prior year’s fourth quarter. The increase was primarily due to the Portfolio Optimization Plan costs of $27.8 million recorded in the fourth quarter of 2023, which were primarily non-cash costs. In the fourth quarter of 2022, the Company recorded $2.5 million of divestiture related income related to an earnout payment received in connection with the divestiture of the yogurt fruit preparations business. Adjusted local currency operating expenses(1) for Corporate & Other decreased $4.6 million compared to the prior year’s fourth quarter, primarily due to lower performance-based compensation recorded in 2023.

During the fourth quarter of 2023, the Company initiated a Portfolio Optimization Plan to undertake an effort to optimize its organizational structure with a focus on driving improved productivity and  delivering cost improvement. The Company currently estimates that the Portfolio Optimization Plan will deliver annual cost savings of approximately $8 million to  $10 million once fully implemented by the end of 2025. Including the costs incurred during the fourth quarter of 2023, the Company currently expects to incur pre-tax charges of approximately $40 million through 2025, of which approximately $30 million will be non-cash. The Company announced that it is beginning the information and consultation process with certain employee groups in the United Kingdom, France, and Germany that may be impacted by the plan.

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Sensient Technologies Corporation Earnings Release – Quarter Ended December 31, 2023 February 8, 2024	Page 4
In addition, the Company will be increasing its Board of Directors from nine to ten directors and nominating Brett Bruggeman for election to the Board of Directors at its 2024 annual meeting of shareholders. Mr. Bruggeman is the Chief Operating Officer of Land O’Lakes, Inc., a Fortune 250 food company and one of the world’s premier agribusiness companies. “We are delighted to nominate Brett to the Board. He brings over 30 years of food industry experience, including 16 years at Land O’Lakes. His insights into agribusiness will be invaluable as the Company continues our expansion in natural colors and flavors across all of its business units,” said Paul Manning, Sensient’s Chairman, President, and Chief Executive Officer.

Sensient also announced today that Stephen Rolfs, Senior Vice President and Chief Financial Officer, has informed the Company that he intends to retire effective June 30, 2024.  Mr. Rolfs has served as Chief Financial Officer since February of 2015.  Tobin Tornehl will be named Chief Financial Officer upon Mr. Rolfs’ retirement.  Mr. Tornehl joined Sensient in 2008 and has served as Vice President, Controller, and Chief Accounting Officer, since 2018.  Prior to joining Sensient, Mr. Tornehl worked in a variety of financial leadership roles at Jefferson Wells and Ernst & Young.  Mr. Tornehl is a Certified Public Accountant and holds a Bachelor of Business Administration from Boston College.  “On behalf of the Board of Directors and the Executive Team, I want to thank Steve for his financial leadership and his significant contributions over his more than twenty-five years with the Company,” said Paul Manning, Chairman of the Board, President, and Chief Executive Officer of Sensient Technologies Corporation.  “I am also pleased to have Tobin succeed Steve as Chief Financial Officer.  I have had the chance to work closely with Tobin over the last five years, and he is well suited to lead our financial function going forward.  His promotion is a sign of Sensient’s strong talent pool and thoughtful succession planning.”

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Sensient Technologies Corporation Earnings Release – Quarter Ended December 31, 2023 February 8, 2024	Page 5
2024 OUTLOOK

Sensient expects 2024 diluted earnings per share to be between $2.80 and $2.90, which includes approximately 15 cents of Portfolio Optimization Plan costs in 2024, compared to the Company’s 2023 reported GAAP diluted earnings of $2.21.

The Company expects 2024 revenue, 2024 adjusted EBITDA(1), and 2024 adjusted diluted earnings per share(1) to grow at a low-to-mid single-digit rate on a local currency basis compared to the Company’s 2023 revenue, the Company’s 2023 adjusted EBITDA(1), and  the Company’s 2023 adjusted diluted earnings per share(1) of $2.86, respectively.

The Company expects its 2024 diluted earnings per share to be impacted by higher interest expense.  The Company currently expects interest expense to increase by approximately $3 million ($0.05 per diluted share) in 2024 compared to the Company’s 2023 full year interest expense of $25.2 million. The Company also expects its full year 2024 tax rate to be between 24% and 25%.

The Company’s guidance is based on current conditions and economic and market trends in the markets in which the Company operates and is subject to various risks and uncertainties as described below.

(1)	Please refer to “Reconciliation of Non-GAAP Amounts” at the end of this release for more information regarding our non-GAAP financial measures.

USE OF NON-GAAP FINANCIAL MEASURES

The Company’s non-GAAP financial measures eliminate the impact of certain items, which, depending on the measure, include: currency movements, depreciation and amortization, Portfolio Optimization Plan costs, divestiture and other related income, and non-cash share-based compensation. These measures are provided to enhance the overall understanding of the Company’s performance when viewed together with the GAAP results. Refer to “Reconciliation of Non-GAAP Amounts” at the end of this release.

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Sensient Technologies Corporation Earnings Release – Quarter Ended December 31, 2023 February 8, 2024	Page 6
CONFERENCE CALL

The Company will host a conference call to discuss its 2023 fourth quarter financial results at 8:30 a.m. CST on Friday, February 9, 2024. To participate in the conference call, contact Chorus Call Inc. at (844) 492-3726 or (412) 317-1078, and ask to join the Sensient Technologies Corporation conference call. Alternatively, the call can be accessed by using the webcast link that is available on the Investor Information section of the Company’s web site at www.sensient.com.

A replay of the call will be available one hour after the end of the conference call through February 16, 2024, by calling (877) 344-7529 and using access code 4647643. An audio replay and written transcript of the call will also be posted on the Investor Information section of the Company’s web site at www.sensient.com on or after February 13, 2024.

This release contains statements that may constitute “forward-looking statements” within the meaning of Federal securities laws including under “2024 Outlook” above. Such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties, and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following: the Company’s ability to manage general business, economic, and capital market conditions, including actions taken by customers in response to such market conditions, and the impact of recessions and economic downturns; the impact of macroeconomic and geopolitical volatility, including inflation and shortages impacting the availability and cost of raw materials, energy, and other supplies, disruptions and delays in the Company’s supply chain, and the conflicts between Russia and Ukraine and Israel and Hamas and other parties in the Middle East; the availability and cost of labor, logistics, and transportation; the pace and nature of new product introductions by the Company and the Company’s customers; the Company’s ability to anticipate and respond to changing consumer preferences and changing technologies; the Company’s ability to successfully implement its growth strategies; the outcome of the Company’s various productivity-improvement and cost-reduction efforts, acquisition and divestiture activities, and portfolio optimization plan; industry, regulatory, legal, and economic factors related to the Company’s domestic and international business; the effects of tariffs, trade barriers, and disputes; growth in markets for products in which the Company competes; industry and customer acceptance of price increases; actions by competitors; the Company’s ability to enhance its innovation efforts and drive cost efficiencies; currency exchange rate fluctuations; and other factors included in “Risk Factors” in the Company's Annual Report on Form 10-K for the year ended December 31, 2023, and in other documents that the Company files with the SEC. The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition, and results of operations. This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. Except to the extent required by applicable laws, the Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized.

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Sensient Technologies Corporation Earnings Release – Quarter Ended December 31, 2023 February 8, 2024	Page 7
ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors, and other specialty ingredients.  Sensient uses advanced technologies and robust global supply chain capabilities to develop specialized solutions for food and beverages, as well as products that serve the pharmaceutical, nutraceutical, and personal care industries. Sensient’s customers range in size from small entrepreneurial businesses to major international manufacturers representing some of the world’s best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.
www.sensient.com

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Sensient Technologies Corporation
(In thousands, except percentages and per share amounts)
(Unaudited)

Consolidated Statements of Earnings	Three Months Ended December 31,			Year Ended December 31,

	2023	2022	% Change	2023	2022	% Change

Revenue	$349,302	$348,736	0.2%	$1,456,450	$1,437,039	1.4%

Cost of products sold	249,472	237,232	5.2%	996,153	947,928	5.1%
Selling and administrative expenses	91,767	70,279	30.6%	305,274	292,360	4.4%

Operating income	8,063	41,225	(80.4%)	155,023	196,751	(21.2%)
Interest expense	6,524	4,799		25,172	14,547

Earnings before income taxes	1,539	36,426		129,851	182,204
Income taxes	7,372	7,305		36,457	41,317

Net earnings	$(5,833)	$29,121	(120.0%)	$93,394	$140,887	(33.7%)

Earnings per share of common stock:
Basic	$(0.14)	$0.70		$2.22	$3.36

Diluted	$(0.14)	$0.69		$2.21	$3.34

Average common shares outstanding:
Basic	42,051	41,896		42,027	41,888

Diluted	42,051	42,255		42,242	42,213

Results by Segment	Three Months Ended December 31,			Year Ended December 31,

Revenue	2023	2022	% Change	2023	2022	% Change

Flavors & Extracts	$182,939	$178,893	2.3%	$741,072	$738,003	0.4%
Color	141,396	147,842	(4.4%)	607,959	604,017	0.7%
Asia Pacific	33,202	34,567	(3.9%)	146,090	143,581	1.7%
Intersegment elimination	(8,235)	(12,566)		(38,671)	(48,562)

Consolidated	$349,302	$348,736	0.2%	$1,456,450	$1,437,039	1.4%

Operating Income

Flavors & Extracts	$18,059	$21,495	(16.0%)	$87,773	$105,424	(16.7%)
Color	21,343	24,584	(13.2%)	105,370	114,619	(8.1%)
Asia Pacific	5,889	6,615	(11.0%)	30,800	29,492	4.4%
Corporate & Other	(37,228)	(11,469)		(68,920)	(52,784)

Consolidated	$8,063	$41,225	(80.4%)	$155,023	$196,751	(21.2%)

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Sensient Technologies Corporation
(In thousands)
(Unaudited)

Consolidated Condensed Balance Sheets	December 31,	December 31,
	2023	2022

Cash and cash equivalents	$28,934	$20,921
Trade accounts receivable	272,164	302,109
Inventories	598,399	564,110
Prepaid expenses and other current assets	37,119	47,640
Total Current Assets	936,616	934,780

Goodwill & intangible assets (net)	436,177	434,315
Property, plant, and equipment (net)	505,277	483,193
Other assets	136,437	129,326

Total Assets	$2,014,507	$1,981,614

Trade accounts payable	$131,114	$142,365
Short-term borrowings	13,460	20,373
Other current liabilities	91,732	109,415
Total Current Liabilities	236,306	272,153

Long-term debt	645,085	630,331
Accrued employee and retiree benefits	27,715	26,364
Other liabilities	52,077	53,168
Shareholders' Equity	1,053,324	999,598

Total Liabilities and Shareholders' Equity	$2,014,507	$1,981,614

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Sensient Technologies Corporation
(In thousands, except per share amounts)
(Unaudited)

Consolidated Statements of Cash Flows
Year Ended December 31,

	2023	2022
Cash flows from operating activities:
Net earnings	$93,394	$140,887
Adjustments to arrive at net cash provided by operating activities:
Depreciation and amortization	57,820	52,467
Share-based compensation expense	8,933	16,138
Net loss on assets	541	276
Net gain on divestiture of business	-	(2,532)
Portfolio optimization plan costs	24,089	-
Deferred income taxes	(5,100)	(11,010)
Changes in operating assets and liabilities:
Trade accounts receivable	35,801	(46,086)
Inventories	(28,193)	(159,014)
Prepaid expenses and other assets	5,767	(5,055)
Trade accounts payable and other accrued expenses	(5,978)	17,489
Accrued salaries, wages, and withholdings	(17,830)	3,486
Income taxes	(1,175)	4,422
Other liabilities	1,628	602

Net cash provided by operating activities	169,697	12,070

Cash flows from investing activities:
Acquisition of property, plant, and equipment	(87,868)	(79,322)
Proceeds from sale of assets	156	264
Proceeds from divestiture of business	-	2,532
Acquisiton of new businesses	(1,650)	(22,714)
Other investing activities	1,741	792

Net cash used in investing activities	(87,621)	(98,448)

Cash flows from financing activities:
Proceeds from additional borrowings	351,662	328,597
Debt payments	(355,161)	(171,447)
Dividends paid	(69,222)	(68,915)
Other financing activities	(9,278)	(2,056)

Net cash (used in) provided by financing activities	(81,999)	86,179

Effect of exchange rate changes on cash and cash equivalents	7,936	(4,620)

Net increase (decrease) in cash and cash equivalents	8,013	(4,819)
Cash and cash equivalents at beginning of period	20,921	25,740
Cash and cash equivalents at end of period	$28,934	$20,921

Supplemental Information
Year Ended December 31,	2023	2022

Dividends paid per share	$1.64	$1.64

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Sensient Technologies Corporation
(In thousands, except percentages and per share amounts)
(Unaudited)

Reconciliation of Non-GAAP Amounts

The Company's results for the three and twelve months ended December 31, 2023 and 2022 include adjusted operating income, adjusted net earnings, and adjusted diluted earnings per share, which exclude divestiture & other related income and portfolio optimization plan costs.

	Three Months Ended December 31,			Year Ended December 31,
	2023	2022	% Change	2023	2022	% Change
Operating income (GAAP)	$8,063	$41,225	(80.4%)	$155,023	$196,751	(21.2%)
Divestiture & other related income – Selling and administrative expenses	-	(2,532)		-	(2,532)
Portfolio optimization plan costs – Cost of products sold	3,135	-		3,135	-
Portfolio optimization plan costs – Selling and administrative expenses	24,706	-		24,706	-
Adjusted operating income	$35,904	$38,693	(7.2%)	$182,864	$194,219	(5.8%)

Net earnings (GAAP)	$(5,833)	$29,121	(120.0%)	$93,394	$140,887	(33.7%)
Divestiture & other related income, before tax	-	(2,532)		-	(2,532)
Tax impact of divestiture & other related income(1)	-	636		-	636
Portfolio optimization plan costs, before tax	27,841	-		27,841	-
Tax impact of portfolio optimization plan costs(1)	(415)	-		(415)	-
Adjusted net earnings	$21,593	$27,225	(20.7%)	$120,820	$138,991	(13.1%)

Diluted earnings per share (GAAP)	$(0.14)	$0.69	(120.3%)	$2.21	$3.34	(33.8%)
Divestiture & other related income, net of tax	-	(0.04)		-	(0.04)
Portfolio optimization plan costs, net of tax	0.65	-		0.65	-
Adjusted diluted earnings per share	$0.51	$0.64	(20.3%)	$2.86	$3.29	(13.1%)

Note: Earnings per share calculations may not foot due to rounding differences.

(1) Tax impact adjustments were determined based on the nature of the underlying non-GAAP adjustments and their relevant jurisdictional tax rates.

Results by Segment	Three Months Ended December 31,
Operating Income	2023	Adjustments(2)	Adjusted 2023	2022	Adjustments(2)	Adjusted 2022

Flavors & Extracts	$18,059	$-	$18,059	$21,495	$-	$21,495
Color	21,343	-	21,343	24,584	-	24,584
Asia Pacific	5,889	-	5,889	6,615	-	6,615
Corporate & Other	(37,228)	27,841	(9,387)	(11,469)	(2,532)	(14,001)

Consolidated	$8,063	$27,841	$35,904	$41,225	$(2,532)	$38,693

Results by Segment	Year Ended December 31,
Operating Income	2023	Adjustments(2)	Adjusted 2023	2022	Adjustments(2)	Adjusted 2022

Flavors & Extracts	$87,773	$-	$87,773	$105,424	$-	$105,424
Color	105,370	-	105,370	114,619	-	114,619
Asia Pacific	30,800	-	30,800	29,492	-	29,492
Corporate & Other	(68,920)	27,841	(41,079)	(52,784)	(2,532)	(55,316)

Consolidated	$155,023	$27,841	$182,864	$196,751	$(2,532)	$194,219

(2) For Operating Income, adjustments consist of divestiture & other related income in 2022 and portfolio optimization plan costs in 2023.

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Sensient Technologies Corporation
(In thousands, except percentages)
(Unaudited)

Reconciliation of Non-GAAP Amounts

The following table summarizes the percentage change in the 2023 results compared to the 2022 results for the corresponding periods.

	Three Months Ended December 31,
Revenue	Total	Foreign Exchange Rates	Adjustments(3)	Adjusted Local Currency
Flavors & Extracts	2.3%	1.9%	N/A	0.4%
Color	(4.4%)	2.6%	N/A	(7.0%)
Asia Pacific	(3.9%)	0.7%	N/A	(4.6%)
Total Revenue	0.2%	2.0%	N/A	(1.8%)

Operating Income
Flavors & Extracts	(16.0%)	0.6%	0.0%	(16.6%)
Color	(13.2%)	3.0%	0.0%	(16.2%)
Asia Pacific	(11.0%)	0.9%	0.0%	(11.9%)
Corporate & Other	224.6%	0.0%	257.6%	(33.0%)
Total Operating Income	(80.4%)	2.3%	(73.1%)	(9.6%)
Diluted Earnings Per Share	(120.3%)	1.4%	(98.3%)	(23.4%)
Adjusted EBITDA	(6.4%)	2.1%	N/A	(8.5%)

	Year Ended December 31,
Revenue	Total	Foreign Exchange Rates	Adjustments(3)	Adjusted Local Currency
Flavors & Extracts	0.4%	1.2%	N/A	(0.8%)
Color	0.7%	1.6%	N/A	(0.9%)
Asia Pacific	1.7%	(1.8%)	N/A	3.5%
Total Revenue	1.4%	1.1%	N/A	0.3%

Operating Income
Flavors & Extracts	(16.7%)	0.6%	0.0%	(17.3%)
Color	(8.1%)	1.5%	0.0%	(9.6%)
Asia Pacific	4.4%	(1.9%)	0.0%	6.3%
Corporate & Other	30.6%	0.0%	56.3%	(25.7%)
Total Operating Income	(21.2%)	1.0%	(15.4%)	(6.8%)
Diluted Earnings Per Share	(33.8%)	0.9%	(20.7%)	(14.0%)
Adjusted EBITDA	(5.0%)	0.9%	N/A	(5.9%)

(3) For Operating Income, Diluted Earnings per Share, and Adjusted EBITDA, adjustments consist divestiture & other related income in 2022 and portfolio optimization plan costs in 2023.

The following table summarizes the reconciliation between Operating Income (GAAP) and Adjusted EBITDA for the three months and year ended December 31, 2023 and 2022.

	Three Months Ended December 31,			Year Ended December 31,

	2023	2022	% Change	2023	2022	% Change
Operating income (GAAP)	$8,063	$41,225	(80.4%)	$155,023	$196,751	(21.2%)
Depreciation and amortization	14,460	13,205		57,820	52,467
Share-based compensation expense	1,648	3,662		8,933	16,138
Divestiture & other related income, before tax	-	(2,532)		-	(2,532)
Portfolio optimization plan costs, before tax	27,841	-		27,841	-
Adjusted EBITDA	$52,012	$55,560	(6.4%)	$249,617	$262,824	(5.0%)

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Sensient Technologies Corporation
(In thousands, except percentages)
(Unaudited)

Reconciliation of Non-GAAP Amounts - Continued

The following table summarizes the reconciliation between Debt (GAAP) and Net Debt, and Operating Income (GAAP) and Credit Adjusted EBITDA for the year ended December 31, 2023 and 2022.

	Year Ended December 31,
Debt	2023		2022
Short-term borrowings	$13,460		$20,373
Long-term debt	645,085		630,331
Credit Agreement adjustments(1)	(16,743)		(10,180)
Net Debt	$641,802		$640,524

Operating income (GAAP)	$155,023		$196,751
Depreciation and amortization	57,820		52,467
Share-based compensation expense	8,933		16,138
Divestiture & other related income, before tax	-		(2,532)
Portfolio optimization plan costs, before tax	27,841		-
Other non-operating gains(2)	(762)		(866)
Credit Adjusted EBITDA	$248,855		$261,958

Net Debt to Credit Adjusted EBITDA	2.6	x	2.4	x

(1) Adjustments include cash and cash equivalents, as described in the Company's Third Amended and Restated Credit Agreement (Credit Agreement), and certain letters of credit and hedge contracts.

(2) Adjustments consist of certain financing transaction costs, certain non-financing interest items, and gains and losses related to certain non-cash, non-operating, and/or non-recurring items as described in the Credit Agreement.

We have included each of these non-GAAP measures in order to provide additional information regarding our underlying operating results and comparable period-over-period performance. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. These non-GAAP measures should not be considered in isolation. Rather, they should be considered together with GAAP measures and the rest of the information included in this release and our SEC filings. Management internally reviews each of these non-GAAP measures to evaluate performance on a comparative period-to-period basis and to gain additional insight into underlying operating and performance trends, and we believe the information can be beneficial to investors for the same purposes. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.